               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       of

            ___% TAX-ADVANTAGED CUMULATIVE PREFERRED STOCK, SERIES A
                         ($25.00 LIQUIDATION PREFERENCE)

                                       of

                    GENERAL AMERICAN INVESTORS COMPANY, INC.

            GENERAL AMERICAN INVESTORS COMPANY, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

            1. That the following resolutions authorizing a pricing committee (the "Pricing Committee") of the Board of Directors of the Corporation (the "Board of Directors") to act on behalf of the Board of Directors in connection with the issuance of a new issue of preferred stock were adopted by the Board of Directors at a meeting duly convened and held on March 11, 1998 pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation's Restated Certificate of Incorporation that authorize the issuance of up to 10,000,000 shares of preferred stock, par value of one dollar per share (the "Preferred Stock"), and in accordance with the provisions of Sections 151 and 141(c) of the General Corporation Law of the State of Delaware and Section
3.1 of the By-Laws of the Corporation:

            "BE IT RESOLVED, that the Pricing Committee (the "Committee") of the Board of Directors be, and hereby is, authorized to fix the designation and number of shares of a series of Preferred Stock and the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of such shares, to authorize any increase or decrease in the number of shares of such series and to take such other action as the Committee deems necessary or desirable to effect the issuance of such series."

            2. That on June __, 1998 the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Section 3.1 of the By-Laws of the Corporation and the resolutions of the Board of Directors adopted on March 11, 1998, duly adopted the following resolution:


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

      "BE IT RESOLVED, that pursuant to a resolution of the Board of Directors, (the "Board of Directors") of General American Investors Company, Inc. (the "Corporation") adopted on March 11, 1998, the issuance of a series of Preferred Stock of the Corporation is hereby authorized and the designation, voting powers, preferences and relative, participating optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:

      1. Designation: The shares of such series shall be designated as "___% Tax-Advantaged Cumulative Preferred Stock" (the "Cumulative Preferred Stock"). Each share of Cumulative Preferred Stock shall be identical in all respects with all other shares of Cumulative Preferred Stock except as to the dates from and after which dividends thereon shall be cumulative.

      2. Number of Shares: The number of shares of Cumulative Preferred Stock shall initially be 6,000,000, which number may from time to time be increased or decreased (but not in excess of the total number of authorized shares of Preferred Stock and not below the number then outstanding) by the Board of Directors. Shares of Cumulative Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

      3. Definitions: Unless the context or use indicates another or different meaning or intent, the following terms when used in this Certificate of Designations shall have the meanings set forth below, whether such terms are used in the singular or plural and regardless of their tense:

            "Accountant's Confirmation" means a letter from an Independent Accountant delivered to Moody's with respect to certain Basic Maintenance Reports substantially to the effect that:

                  (i) the Independent Accountant has read the Basic Maintenance
            Report for the current Quarterly Valuation Date and a randomly selected Basic Maintenance Report prepared by the Corporation during the quarter ending on such Quarterly Valuation Date (the "Reports");

                  (ii) with respect to the issue size compliance, issuer
            diversification and industry diversification calculations, such calculations and the resulting Market Value of Moody's Eligible Assets and Portfolio Calculation are numerically correct;


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

                  (iii) with respect to the calculation of the Basic Maintenance
            Amount, such calculation has been compared with the definition of Basic Maintenance Amount in this Certificate of Designations and is calculated in accordance with such definition and the results of such calculation have been recalculated and are numerically correct;

                  (iv) with respect to the excess or deficiency of the Portfolio
            Calculation when compared to the Basic Maintenance Amount calculated for Moody's, the results of the calculation set forth in the Reports have been recalculated and are numerically correct;

                  (v) with respect to the Moody's and S&P ratings on corporate bonds, convertible corporate bonds and preferred stock, issuer name, issue size and coupon or dividend rate listed in the Reports, that information has been traced and agrees with the information listed in the applicable guides of the respective rating agencies (in the event such information does not agree or such information is not listed in the applicable guides of the respective rating agencies, the Independent Accountant will inquire of the rating agencies what such information is, and provide a listing in its letter of such differences, if any);

                  (vi) with respect to the lower of two bid prices (or
            alternative permissible factors used in calculating the Market Value as provided by this Certificate of Designations) provided by the custodian of the Corporation's assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Reports to the lower of the two bid prices listed in the report provided by such custodian and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences); and

                  (vii) with respect to the description of each security
            included in the Reports, the description of Moody's Eligible Assets has been compared to the definition of Moody's Eligible Assets contained in this Certificate of Designations, and the description as appearing in the Reports agrees with the definition of Moody's Eligible Assets as described in this Certificate of Designations.

                  Each such letter may state: such Independent Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Reports or the Market Value of those securities nor have they performed any procedures other than those


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            specifically outlined above for the purposes of issuing such letter;
            unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Reports and the schedule(s) thereto; the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Reports discussed in the letter do not extend to any of the Corporation's financial statements taken as a whole; such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent Accountant to determine that the methods followed in the preparation of the Reports would correctly determine the Market Value or Discounted Value of the investment portfolio; accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Reports or in the schedule(s) thereto and make no representation as to the sufficiency of the procedures performed for the purposes of this Certificate of Designations.

                  Such letter shall also state that the Independent Accountant is an "independent accountant" with respect to the Corporation within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.

            "Accrued Dividends" means, with respect to any share of Cumulative Preferred Stock, an amount computed at the annual dividend rate for Cumulative Preferred Stock, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

            "Asset Coverage" means asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 200%, or such higher percentage as may be required under the 1940 Act, with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of Cumulative Preferred Stock.

            "Asset Coverage Cure Date" means, with respect to the failure by the Corporation to maintain the Asset Coverage (as required by Section 8(a)(i) hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

            "Basic Maintenance Amount" * means, as of any Valuation Date, the dollar amount equal to (i) the sum of (A) the product of the number of shares of Cumulative Preferred Stock outstanding on such Valuation Date multiplied by the Liquidation Preference; (B) to the extent not included in (A), the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each outstanding share of Cumulative Preferred Stock from the most recent Dividend Payment Date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to the Cumulative Preferred Stock, then from the Date of Original Issue) through the Valuation Date plus all dividends to accumulate on the Cumulative Preferred Stock then outstanding during the 70 days following such Valuation Date; (C) the Corporation's other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation by the issuance of Common Stock will not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); (D) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(C) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation
      Date) less (ii) (A) the Discounted Value of any of the Corporation's assets and/or (B) the face value of any of the Corporation's assets if, in the case of both (ii)(A) and (ii)(B), such assets are either cash or securities which mature prior to or on the date of redemption or repurchase of Cumulative Preferred Stock or payment of another liability and are either U.S. Government Obligations or securities which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-l+ or A-1+, in both cases irrevocably held by the Corporation's custodian bank in a segregated account or deposited by the Corporation with the Dividend-Paying Agent for the payment of the amounts needed to redeem or repurchase Cumulative Preferred Stock subject to redemption or repurchase or any of (i)(B) through (i)(D) and provided that in the event the Corporation has repurchased Cumulative Preferred Stock at a price of less than the Liquidation Preference thereof and irrevocably segregated or deposited assets as described above with its custodian bank or the Dividend-Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Cumulative Preferred Stock to be repurchased from (i) above.

            "Basic Maintenance Amount Cure Date" * means 14 calendar days following a Valuation Date, such date being the last day upon which the Corporation's failure to comply with Section 8(a)(ii)(A) hereof could be cured.

            "Basic Maintenance Report" * means a report signed by the President, Treasurer or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and Discounted Value thereof (seriatim and in the aggregate) and the Basic Maintenance Amount.

            "Board of Directors" means the Board of Directors of the Corporation.

            "Business Day" means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the City of New York are authorized by law to close.

            "Common Stock" means the Common Stock, par value $1.00 per share, of the Corporation.

            "Corporation" means General American Investors Company, Inc., a Delaware corporation.

            "Cumulative Preferred Stock" means the ___% Tax-Advantaged Cumulative Preferred Stock, par value $1.00 per share, of the Corporation.

            "Date of Original Issue" shall have the meaning set forth in Section 4(b) hereof.

            "Deposit Securities" means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Corporation has a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, each Deposit Security will be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

            "Discounted Value" * means, with respect to a Moody's Eligible Asset, the quotient of (A) in the case of non-convertible fixed income securities, the lower of the principal amount and the Market Value thereof or (B) in the case of any other Moody's Eligible Assets, the Market Value thereof, divided by the applicable Moody's Discount Factor.

            "Dividend-Paying Agent" means ChaseMellon Shareholder Services, L.L.C. or its successor, or any other dividend-paying agent appointed by the Corporation.


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

            "Dividend Payment Date" with respect to the Cumulative Preferred Stock, means any date on which dividends are payable thereon pursuant to the provisions of Section 4(a) hereof.

            "Dividend Period" shall have the meaning set forth in Section 4(a) hereof.

            "Independent Accountant" * means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

            "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Cumulative Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            "Liquidation Preference" shall have the meaning set forth in Section 5(a) hereof.

            "Market Value" * means the amount determined by ChaseMellon Shareholder Services L.L.C. (so long as prices are provided to it by Telekurs N.A., Inc. or another pricing service approved by Moody's in writing), or, if Moody's agrees in writing, the then bank custodian of the Corporation's assets or such other party approved by Moody's in writing, with respect to specific Moody's Eligible Assets of the Corporation, as follows: Securities listed on an exchange or on the NASDAQ System shall be valued on the basis of the last reported sale on the Valuation Date or, if no sale is reported for such Valuation Date, then at their electronically-reported bid price for such day or exchange-listed securities and at the average of their electronically-reported bid and asked prices for such Valuation Date for NASDAQ System securities. Quotations shall be taken from the market where the security is primarily traded. Bonds and other fixed income securities may be valued by reference to other securities with comparable ratings, interest rates and maturities, using established independent pricing services.

            Notwithstanding the foregoing, "Market Value" may, at the option of the Corporation, mean the amount determined with respect to specific Moody's Eligible Assets of the Corporation in the manner set forth below:

                  (a) as to any corporate bond or convertible corporate bond which is a Moody's Eligible Asset, (i) the product of (A) the unpaid principal balance of such bond as of the Valuation Date and (B)(1) if the bond is


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

            traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if the bond is not traded on a national securities exchange or quoted on the NASDAQ System, the lower of two bid prices for such bond provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, plus (ii) accrued interest on such bond or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;

                  (b) as to any common or preferred stock which is a Moody's
            Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation Date, the lower of two bid prices for such stock provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;

                  (c) the product of (i) as to U.S. Government Obligations,
            Short-Term Money Market Instruments (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements) and commercial paper, the face amount or aggregate principal amount of such U.S. Government Obligations or Short Term Money Market Instruments, as the case may be, and (ii) the lower of the bid prices for the same kind of securities or instruments, as the case may be, having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers having minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Cumulative Preferred Stock) to the custodian of the Corporation's assets, at lease one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset will have a Market Value of zero;

                  (d) as to cash, demand deposits, federal funds, bankers'
            acceptances and next Business Day's repurchase agreements included in Short-Term Money Market Instruments, the face value thereof.

            "Moody's" means Moody's Investors Service, Inc., or its successor.

            "Moody's Discount Factor" * means, with respect to a Moody's Eligible Asset specified below, the following applicable numbers:

                                                                                                      Moody's
Type of  Moody's Eligible Asset                                                                   Discount Factor
-------------------------------                                                                   ---------------
Moody's Short-Term Money Market Instruments (other than U.S. Government
     Obligations set forth below) and other commercial paper:
         Demand or time deposits, certificates of deposit and bankers' acceptances
         includible in Moody's Short Term Money Market Instruments............................         1.00
         Commercial paper rated P-1 by Moody's maturing in 30 days or less....................         1.00
         Commercial paper rated P-1 by Moody's maturing in more than 30 days
              but in 270 days or less.........................................................         1.15
         Commercial paper rate A-1+ by S&P maturing in 270 days or less.......................         1.25
         Repurchase obligations includible in Moody's Short-Term Money Market
         Instruments if term is less than 30 days and counterparty is rated at least A2.......         1.00


                                                                                                  Discount Factor
                                                                                                   applicable to
         Other repurchase obligations.........................................................   underlying assets
Common stocks.................................................................................         3.00
Preferred Stocks:
         Auction rate preferred stocks........................................................         3.50
         Other preferred stocks issued by issuers in the financial and industrial industries..         2.35
         Other preferred stocks issued by issuers in the utilities industry                            1.60
U.S. Government Obligations (other than U.S. Treasury Securities Strips set forth below)
  with remaining terms to maturity of:


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

                                                                                                      Moody's
Type of  Moody's Eligible Asset                                                                   Discount Factor
-------------------------------                                                                   ---------------
         1 year or less.......................................................................         1.08
         2 years or less......................................................................         1.15
         3 years or less......................................................................         1.20
         4 years or less......................................................................         1.26
         5 years or less......................................................................         1.31
         7 years or less......................................................................         1.40
         10 years or less.....................................................................         1.48
         15 years or less.....................................................................         1.54
         20 years or less.....................................................................         1.61
         30 years or less.....................................................................         1.63
U.S. Treasury Securities Strips with remaining terms to maturity of:
         1 year or less.......................................................................         1.08
         2 years or less......................................................................         1.16
         3 years or less......................................................................         1.23
         4 years or less......................................................................         1.30
         5 years or less......................................................................         1.37
         7 years or less......................................................................         1.51
         10 years or less.....................................................................         1.69
         15 years or less.....................................................................         1.99
         20 years or less.....................................................................         2.28
         30 years or less.....................................................................         2.56
Corporate bonds:
         Corporate bonds rated Aaa with remaining terms to maturity of:
              1 year or less..................................................................         1.14
              2 years or less.................................................................         1.21
              3 years or less.................................................................         1.26
              4 years or less.................................................................         1.32
              5 years or less.................................................................         1.38
              7 years or less.................................................................         1.47
              10 years or less................................................................         1.55
              15 years or less................................................................         1.62
              20 years or less................................................................         1.69
              30 years or less................................................................         1.71
         Corporate bonds rated Aa with remaining terms to maturity of:
              1 year or less..................................................................         1.19
              2 years or less.................................................................         1.26
              3 years or less.................................................................         1.32
              4 years or less.................................................................         1.38
              5 years or less.................................................................         1.44
              7 years or less.................................................................         1.54
              10 years or less................................................................         1.63
              15 years or less................................................................         1.69
              20 years or less................................................................         1.77
              30 years or less................................................................         1.79
         Corporate bonds rated A with remaining terms to maturity of:
              1 year or less..................................................................         1.24
              2 years or less.................................................................         1.32


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

                                                                                                      Moody's
Type of  Moody's Eligible Asset                                                                   Discount Factor
-------------------------------                                                                   ---------------
              3 years or less.................................................................         1.38
              4 years or less.................................................................         1.45
              5 years or less.................................................................         1.51
              7 years or less.................................................................         1.61
              10 years or less................................................................         1.70
              15 years or less................................................................         1.77
              20 years or less................................................................         1.85
              30 years or less................................................................         1.87
         Convertible corporate bonds with senior debt securities rated Aa issued by the following type of issuers:
              Utility.........................................................................         1.80
              Industrial......................................................................         2.97
              Financial.......................................................................         2.92
              Transportation..................................................................         4.27
         Convertible corporate bonds with senior debt securities rated A issued by the following type of issuers:
              Utility.........................................................................         1.85
              Industrial......................................................................         3.02
              Financial.......................................................................         2.97
              Transportation..................................................................         4.32
         Convertible corporate bonds with senior debt securities rated Baa issued by the following type of issuers:
              Utility.........................................................................         2.02
              Industrial......................................................................         3.18
              Financial.......................................................................         3.13
              Transportation..................................................................         4.48
         Convertible corporate bonds with senior debt securities rated Ba issued by the following type of issuers:
              Utility.........................................................................         2.02
              Industrial......................................................................         3.19
              Financial.......................................................................         3.14
              Transportation..................................................................         4.49
         Convertible corporate bonds with senior debt securities rated B issued by the following type of issuers:
              Utility.........................................................................         2.12
              Industrial......................................................................         3.29
              Financial.......................................................................         3.24
              Transportation..................................................................         4.59

            "Moody's Eligible Assets" * means:

                  i. cash (including, for this purpose, receivables for
            investments sold to a counterparty whose senior debt securities are rated at least Baa3 by Moody's or a counterparty approved by Moody's and payable within five Business Days following such Valuation Date and dividends and interest receivable within 70 days on investments);

                  ii. Short-Term Money Market Instruments;

                  iii. commercial paper that is not includible as a Short-Term
            Money Market Instrument having on the Valuation Date a rating from Moody's of at least P-1 and maturing within 270 days;

                  iv. preferred stocks (A) which either (1) are issued by
            issuers whose senior debt securities are rated at least Baa1 by Moody's or (2) are rated at least "baa3" by Moody's (or in the event an issuer's senior debt securities or preferred stock is not rated by Moody's, which either (1) are issued by an issuer whose senior debt securities are rated at least A by S&P or (2) are rated at least A by S&P and for this purpose have been assigned a Moody's equivalent rating of at least "baa3"), (B) of issuers which have (or, in the case of issuers which are special purpose corporations, whose parent companies have) common stock listed on the New York Stock Exchange or the American Stock Exchange, (C) which have a minimum issue size (when taken together with other of the issuer's issues of similar tenor) of $50,000,000, (D) which have paid cash dividends consistently during the preceding three-year period (or, in the case of new issues without a dividend history, are rated at least "a1" by Moody's or, if not rated by Moody's, are rated at least AA by S&P), (E) which pay cumulative cash dividends in U.S. dollars, (F) which are not convertible into any other class of stock and do not have warrants attached, (G) which are not issued by issuers in the transportation industry and (H) in the case of auction rate preferred stocks, which are rated at least "aa" by Moody's, or if not rated by Moody's, AAA by S&P or are otherwise approved in writing by Moody's and have never had a failed auction; provided, however, that for this purpose the aggregate Market Value of the Corporation's holdings of any issue of preferred stock will not be less than $500,000 nor more than $5,000,000;

                  v. common stocks (A)(i) which are traded in the United States on a national securities exchange or in the over-the-counter market,
            (ii) which, if cash dividend paying, pay cash dividends in U.S. dollars, and (iii) which may be sold without restriction by the Corporation; provided, however, that (1) common stock which, while a Moody's Eligible Asset owned by the Corporation, ceases paying any regular cash dividend will no longer be considered a Moody's Eligible Asset until 71 days after the date of the announcement of such cessation, unless the issuer of the common stock has senior debt securities rated at least A3 by Moody's and (2) the aggregate Market Value of the Corporation's holdings of the common stock of any issuer will not exceed 4% in the case of utility common stock and 6% in the case of non-utility common stock of the number of outstanding shares times the Market Value of such common stock, and
            (B) which are securities denominated in any currency other than the U.S. dollar or securities of issuers formed under the laws of jurisdictions other than the United States, its states, commonwealths, territories and possessions, including the District of Columbia, for which there are dollar-denominated American Depository Receipts ("ADRs") which are traded in the United States on a national securities exchange or in the over-the-counter market and are issued by banks formed under the laws of the United States, its states, commonwealths, territories and possessions, including the District of Columbia, provided, however, that the aggregate Market Value of the Company's holdings of securities denominated in currencies other than the U.S. dollar and ADRs in excess of (i) 6% of the aggregate Market Value of the outstanding shares of common stock and ADRs of the issuer thereof or (ii) 10% of the Market Value of Moody's Eligible Assets with respect to issuers formed under the laws of any single such non-U.S. jurisdiction, other than Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom, shall not be a Moody's Eligible Asset;

                  vi. U.S. Government Obligations;

                  vii. corporate bonds (A) which may be sold without restriction by the Company and are rated at least B3 (Caa subordinate) by Moody's (or, in the event the bond is not rated by Moody's, the bond is rated at least BB- by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower), with such rating confirmed on each Valuation Date, (B) which have a minimum issue size of at least (x) $100,000,000 if rated at least Baa3 or (y) $50,000,000 if rated B or Ba3, (C) which are U.S. dollar denominated and pay interest in cash in U.S. dollars, (D) which are not convertible or exchangeable into equity of the issuing corporation and have a maturity of not more than 30 years, (E) for which, if rated below Baa3, the aggregate Market Value of the Corporation's holdings do not exceed 10% of the aggregate Market Value of any individual issue of corporate bonds calculated at the time of original issuance, (F) the cash flow from which must be controlled by an Indenture trustee and (G) which are not issued in connection with a reorganization under any bankruptcy law;

                  viii. convertible corporate bonds (A) which are issued by
            issuers whose senior debt securities are rated at least B2 by Moody's (or, in the event an issuer's senior debt securities are not rated by Moody's, which are issued by issuers whose senior debt securities are rated at least BB by S&P and which for this purpose is assigned a Moody's equivalent rating of one full rating category lower), (B) which are convertible into common stocks which are traded on the New York Stock Exchange or the American Stock Exchange or are quoted on the NASDAQ National Market System and (C) which, if cash dividend paying, pay cash dividends in U.S. dollars; provided, however, that once convertible corporate bonds have been converted into common stock, the common stock issued upon conversion must satisfy the criteria set forth in clause (v) above and other relevant criteria set forth in this definition in order to be a Moody's Eligible Asset;

provided, however, that the Corporation's investment in preferred stock, common stock, corporate bonds and convertible corporate bonds described above must be within the following diversification requirements (utilizing Moody's Industry and Sub-industry categories) in order to be included in Moody's Eligible Assets:

Issuer:

                               Non-Utility Maximum       Utility Maximum
Moody's Rating (1)(2)          Single Issuer(3)(4)     Single Issuer(3)(4)
---------------------          -------------------     -------------------
"aaa", "Aaa...............             100%                    100%
"aa", Aa..................              20%                     20%
"a", A....................              10%                     10%
CS/CB, "Baa", Baa(5)......               6%                      4%
Ba........................               4%                      4%
B1/B2.....................               3%                      3%
B3 (Caa subordinate)......               2%                      2%

Industry and State:


                                  Non-Utility       Utility Maximum
                                    Maximum           Single Sub-       Utility Maximum
Moody's Rating (1)(2)          Single Issuer(3)     Industry(3)(6)      Single State(3)
---------------------          ----------------     ---------------     ---------------
"aaa", "Aaa...............           100%               100%                  100%
"aa", Aa..................            60%                60%                   20%
"a", A....................            40%                50%                   10%(7)
CS/CB, "baa", Baa (5).....            20%                50%                    7%(7)
Ba........................            12%                12%                   N/A
B1/B2.....................             8%                 8%                   N/A
B3 (Caa Subordinate)......             5%                 5%                   N/A

----------

(1) The equivalent Moody's rating must be lowered one full rating category for preferred stocks, corporate bonds and convertible corporate bonds rated by S&P but not by Moody's.

(2) Corporate bonds from issues ranging from $50,000,000 to $100,000,000 are limited to 20% of Moody's Eligible Assets.

(3) The referenced percentages represent maximum cumulative totals only for the related Moody's rating category and each lower Moody's rating category.

(4) Issuers subject to common ownership of 25% or more are considered as one name.

(5) CS/CB refers to common stock and convertible corporate bonds, which are diversified independently from the rating level.

(6) In the case of utility common stock, utility preferred stock, utility bonds and utility convertible bonds, the definition of industry refers to sub-industries (electric, water, hydro power, gas, diversified). Investments in other sub-industries are eligible only to the extent that the combined sum represents a percentage position of Moody's Eligible Assets less than or equal to the percentage limits in the diversification tables above.

(7) Such percentage will be 15% in the case of utilities regulated by California, New York and Texas;

and provided, further, that the Corporation's investments in auction rate preferred stocks described in clause (iv) above will be included in the Moody's Eligible Assets only to the extent that the aggregate Market Value of such stocks does not exceed 10% of the aggregate Market Value of all of the Corporation's investments meeting the criteria set forth in clauses (i) through
(viii) above less the aggregate Market Value of those investments excluded from Moody's Eligible Assets pursuant to the immediately preceding proviso; and

                  ix. no assets which are subject to any lien or irrevocably deposited by the Corporation for the payment of amounts needed to meet the obligations described in clauses (i)(A) through (i)(E) of the definition of "Basic Maintenance Amount" may be includible in Moody's Eligible Assets.

            "Moody's Industry and Sub-Industry Categories" * means as set forth below:

            Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

            Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

            Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

            Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

            Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

            Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

            Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

            Personal and Non Durable Consumer Products (Manufacturing Only):
            Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

            Diversified/Conglomerate Manufacturing

            Diversified/Conglomerate Service

            Diversified Natural Resources, Precious Metals and Minerals:
            Fabricating, Distribution, Mining and Sales

            Ecological: Pollution Control, Waste Removal, Waste Treatment, Waste Disposal

            Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, Tvs, Tape Machines, Speakers, Printers, Drivers, Technology

            Finance: Investment Brokerage, Leasing, Syndication, Securities

            Farming and Agriculture: Livestock, Grains, Product; Agricultural Chemicals, Agricultural Equipment, Fertilizers

            Grocery: Grocery Stores, Convenience Food Stores

            Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

            Home and Office Furnishings, Housewares, and Durable Consumer
            Products: Carpets, Floor Coverings, Furniture, Cooking Ranges

            Hotels, Motels, Inns and Gaming

            Insurance: Life, Property and Casualty, Broker, Agents Surety

            Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

            Machinery (Non-Agriculture, Non-Construction, Non-Electronic):
            Industrial, Machine Tools, Steam Generators

            Mining, Steel, Iron and Non Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

            Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

            Personal, Food and Miscellaneous Services

            Printing, Publishing and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment

            Cargo Transport: Rail, Shipping, Railroads, Rail-Car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

            Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

            Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

            Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

            Personal Transportation: Air, Bus, Rail, Car Rental

            Utilities: Electric, Water, Hydro Power, Gas, Diversified

            Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national agencies

            "1940 Act" means the Investment Company Act of 1940, as amended.

            "Notice of Redemption" has the meaning set forth in Section 6(c) hereof.

            "Officers Certificate" means a certificate signed by any two of the President, a Vice President, an Executive Vice President, the Treasurer or the Secretary of the Corporation or by any one of the foregoing and the Treasurer or the Secretary or Assistant Treasurer or Assistant Secretary of the Corporation.

            "Parity Stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Cumulative Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            "Portfolio Calculation" * means the aggregate Discounted Value of all Moody's Eligible Assets.

            "Preferred Stock" means the preferred stock, par value $1.00 per share, of the Corporation, and includes the Cumulative Preferred Stock.

            "Quarterly Valuation Date" * means the last Valuation Date in March, June, September and December of each year, commencing ___________, 1998.

            "Redemption Price" has the meaning set forth in Section 6(a) hereof.

            "Restated Certificate of Incorporation" means the Certificate of Incorporation, as amended and restated (including this Certificate of Designations), of the Corporation.

            "Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation (or, in the case of an instrument specified by clauses (i) and (ii) below, on the Valuation Date), the remaining terms to maturity thereof are not in excess of 90 days:

            (i) U.S. Government Obligations;

            (ii) commercial paper that is rated at the time of purchase or acquisition and the Valuation Date at least P-1 by Moody's and is issued by an issuer (or guaranteed or supported by a person or entity other than the issuer) whose long-term unsecured debt obligations are rated at least Aa by Moody's.

            (iii) demand or time deposits in or certificates of deposit of or banker's acceptances issued by (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia) if, in each case, the commercial paper, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company at the time of purchase or acquisition and the Valuation Date, have (1) credit ratings from Moody's of at least P-1 in the case of commercial paper and (2) credit ratings from Moody's of at least Aa in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Company, all of the foregoing requirements will be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's will be at least A2; and provided, further, however, that the foregoing credit rating requirements will be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the commercial paper, if any, of such depository institution or trust company is not rated below P-1 by Moody's and (3) the holding company will meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Company);

            (iv) repurchase obligations with respect to any U.S. Government Obligation entered into with a depository institution, trust company or securities dealer (acting as principal) which is rated (A) at least Aa3 if the maturity is three months or less, (B) at least A1 if the maturity is two months or less and (C) at least A2 if the maturity is one month or less; and

            (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company meeting the credit rating requirements of commercial paper and long-term unsecured debt obligations specified in clause (iii) above, provided that the interest receivable by the Company will be payable in U.S. dollars and will not be subject to any withholding or similar taxes.

            "S&P" means Standard & Poor's Ratings Services or its successors.

            "U.S. Government Obligations" means direct non-callable obligations of the United States, provided that such direct obligations are entitled to the full faith and credit of the United States and that any such obligations, other than United States Treasury Bills and U.S. Treasury Securities Strips, provide for the periodic payment of interest and the full payment of principal at maturity.

            "Valuation Date" * means every Friday or, if such day is not a Business Day, the immediately preceding Business Day.

            Those of the foregoing definitions which are marked with an asterisk [*] have been adopted by the Board of Directors of the Corporation in order to obtain a "aaa" rating from Moody's on the shares of Cumulative Preferred Stock on their Date of Original Issue; and the Board of Directors of the Corporation shall have the authority, without stockholder approval, to amend, alter or repeal from time to time the foregoing definitions and the restrictions and guidelines set forth thereunder if Moody's advises the Corporation in writing that such amendment, alteration or repeal will not adversely affect their then current rating on the Cumulative Preferred Stock. Furthermore, if the Board of Directors determines not to continue to comply with the provisions of Sections 8(a)(ii) and 8(c) hereof as provided in Section 9 hereof, then such definitions marked with an asterisk, unless the context otherwise requires, shall have no meaning for this Certificate of Designations.

      4. Dividends:

            (a) The holders of Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of __% of the Liquidation Preference (as defined in Section
      (5)) per share, and no more, payable
      quarterly on March 23, June 23,September 23 and December 23 in each year (each, a "Dividend Payment Date") commencing on ______, 1998, (or, if any such date is not a Business Day, on the next succeeding Business Day) with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to shareholders of record on the preceding March 6, June 6, September 6 and December 6 respectively (or, if such date is not a Business Day, then on the next succeeding Business Day), as the case may be, in preference to dividends on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Cumulative Preferred Stock in payment of dividends. Dividends on shares of Cumulative Preferred Stock shall accumulate from the date on which the first such shares of Cumulative Preferred Stock are originally issued ("Date of Original Issue"). Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." The dividends payable per share of Cumulative Preferred Stock for each quarterly Dividend Period shall be computed by dividing the annual dividend rate by four.

            (b)(i) No dividends shall be declared or paid or set apart for payment on any shares of Cumulative Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends have been or contemporaneously are declared and paid on all outstanding shares of Cumulative Preferred Stock through the most recent Dividend Payment Date therefor. If full cumulative dividends are not declared and paid on the shares of Cumulative Preferred Stock, any dividends on the shares of Cumulative Preferred Stock shall be declared and paid pro rata on all outstanding shares of Cumulative Preferred Stock. No holders of shares of Cumulative Preferred Stock shall be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in this paragraph 4(b)(i) on shares of Cumulative Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Cumulative Preferred Stock that may be in arrears.

            (ii) For so long as shares of Cumulative Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock or other stock, if any, ranking junior to the Cumulative Preferred Stock as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Cumulative Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Cumulative Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock of the Corporation ranking to or on parity with the Cumulative Preferred Stock as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have a Portfolio Calculation at least equal to the Basic Maintenance Amount and the Corporation shall maintain the Asset Coverage, (B) full cumulative dividends on all shares of Cumulative Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Dividend-Paying Agent) and (C) the Corporation has redeemed the full number of shares of Cumulative Preferred Stock required to be redeemed by any provision contained herein for mandatory redemption.

            (iii) Any dividend payment made on the shares of Cumulative Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest Dividend Period for which dividends have not been paid.

            (c) Not later than the Business Day next preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which Deposit Securities shall mature on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Paying Agent with respect to the investment of any such Deposit Securities, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

      5. Liquidation Rights:

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, after satisfying claims of creditors but before any distribution or payment out of the assets of the Corporation shall be made or set aside for the holders of shares of any Junior Stock, the holders of shares of Cumulative Preferred Stock shall be entitled to receive, the amount of $25.00 per share, together with the amount of any accrued dividends to such distribution or payment date whether or not earned or declared, but excluding interest thereon (the "Liquidation Preference"), and after such payment the holders of the Cumulative Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

            (b) If the assets of the Corporation available for distribution to the holders of shares of Cumulative Preferred Stock and any Parity Stock upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section
      (5), the amounts paid to holders of shares of Cumulative Preferred Stock and holders of shares of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of the Cumulative Preferred Stock and all such Parity Stock.

            (c) If such amounts shall have been paid in full to the holders of shares of the Cumulative Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

            (d) For the purposes of this Section (5), a consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, lease or conveyance, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

      6. Redemption: Shares of the Cumulative Preferred Stock shall be redeemed or redeemable by the Corporation as provided below.

            (a) Optional Redemption: Prior to June 23, 2003, the Corporation may, to the extent permitted by the 1940 Act, Delaware law and any other agreements relating to indebtedness of the Corporation, at its option, redeem in whole or in part shares of Cumulative Preferred Stock then outstanding, upon notice given as hereinafter specified, at the Redemption Price provided for in this Section 6(a) only if and to the extent that any such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing June 6, 2003, and at any time and from time to time thereafter, on any quarterly Dividend Payment Date, the Corporation may, to the extent permitted by the 1940 Act, Delaware law and any other agreement relating to the indebtedness of the Corporation, at the option of the Board of Directors, redeem in whole or in part the shares of Cumulative Preferred Stock then outstanding, upon notice given as hereinafter specified, at the Redemption Price provided for in this Section 6(a).

      The redemption price for shares of Cumulative Preferred Stock shall be $25.00 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared by the Corporation) through the date of redemption (the "Redemption Price").

            (b) Mandatory Redemption: If the Corporation is required to redeem any shares of Cumulative Preferred Stock pursuant to Sections 8(b) and (c) hereof, then the Corporation shall, to the extent permitted by the 1940 Act, Delaware law and any agreement in respect of indebtedness of the Corporation to which it may be a party or by which it may be bound, by the close of business on such Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a "Cure Date"), as the case may be, fix a redemption date and proceed to redeem shares as set forth in Sections 6(c) and (d) hereof. On such redemption date, subject to the Corporation's determination to terminate compliance with Moody's rating agency guidelines as provided in Section 10 hereof, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Cumulative Preferred Stock equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Asset Coverage having been satisfied or the Corporation having a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if the Asset Coverage or a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the shares of Cumulative Preferred Stock, at the Redemption Price. In the event that shares of Cumulative Preferred Stock are redeemed pursuant to Section 8(b) hereof, the Corporation may, but shall not be required to, redeem a sufficient number of shares of Cumulative Preferred Stock pursuant to this Section 6(b) hereof in order that the "asset coverage" of a class of senior security which is stock, as defined in Section 18(h) of the 1940 Act, of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock after redemption is up to 225%. The Corporation may also be required to redeem the shares of Cumulative Preferred Stock, in whole or in part if the Corporation's Board of Directors and holders of Common Stock authorize (a) the dissolution of the Corporation; (b) any plan of reorganization (as that term is defined in the 1940 Act) or (c) any action to change the nature of the Corporation's business so as to cease to be an investment company as provided in Section 13(a)(4) of the 1940 Act.

            (c) Notice of every redemption of shares of Cumulative Preferred Stock ("Notice of Redemption") shall be given by publication at least once in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, the City of New York, such publication to be at least 30 days and not more than 60 days prior to the date fixed for redemption. Notice of every such redemption shall also be mailed first class by the Corporation, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, but failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed. Each such Notice of Redemption shall state (i) the redemption date, (ii) the number of shares of Cumulative Preferred Stock to be redeemed, (iii) the CUSIP number(s) of such shares, (iv) the Redemption Price, (v) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption, (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date, and (vii) the provisions of this Section 6 under which such redemption is being made. No defect in the Notice of Redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

            (d)(i) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption the Corporation shall (A) deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock to be redeemed, which Deposit Securities shall mature on or prior to such redemption date, and (B) give the Dividend-Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Cumulative Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Paying Agent with respect to the investment of any Deposit Securities so deposited, provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Cumulative Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof, and such shares shall no longer be deemed outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Cumulative Preferred Stock called for redemption on such date and any remaining Deposit Securities. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Cumulative Preferred Stock so called for redemption shall look only to the Corporation for payment thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on Deposit Securities so deposited.

            (ii) On or after the redemption date, each holder of shares of Cumulative Preferred Stock that are subject to redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

            (iii) In case of redemption of only a part of the shares of Cumulative Preferred Stock at the time outstanding, such redemption shall be made pro rata from each holder of shares of Cumulative Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of the Cumulative Preferred Stock shall be redeemed from time to time.

            (iv) Notwithstanding the other provisions of this Section 6, the Corporation shall not redeem shares of Cumulative Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of Cumulative Preferred Stock for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Securities for the payment of such dividends shall have been deposited with the Dividend-Paying Agent as set forth in Section 4(c) hereof.

            (v) If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Cumulative Preferred Stock to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Cumulative Preferred Stock as it shall have legally available funds, or is otherwise able, to redeem ratably from each holder whose shares are to be redeemed, and the remainder of the shares of the Cumulative Preferred Stock required to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares.

      7. Voting Rights:

            (a) General. Except as expressly provided hereinafter in this
      Section 7 the holders of shares of Cumulative Preferred Stock shall be entitled to one vote per share and shall vote together with the holders of Common Stock (and any other class or series which may be similarly entitled to vote with the holders of Common Stock) and of any Preferred Stock as a single class on all matters in which holders of Common Stock are entitled to vote.

            (b) Right to Elect a Majority of Directors. In connection with the election of the Corporation's directors, holders of shares of Cumulative Preferred Stock and any other Preferred Stock, voting as a separate class, shall be entitled at all times to elect two of the Corporation's directors, and the remaining directors shall be elected by holders of shares of Common Stock and holders of shares of Cumulative Preferred Stock and any other Preferred Stock, voting together as a single class. In addition, if at any time dividends on outstanding shares of Cumulative Preferred Stock and/or any other Preferred Stock are unpaid in an amount equal to at least two full years' dividends thereon or if at any time holders of any shares of Preferred Stock are entitled, together with the holders of shares of Cumulative Preferred Stock, to elect a majority of the directors of the Company under the 1940 Act, then the number of directors constituting the Board of Directors automatically will be increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Cumulative Preferred Stock and any other Preferred Stock as described above, would constitute a majority of the Board of Directors as so increased by such smallest number. Such additional directors will be elected at a special meeting of stockholders which will be called and held as soon as practicable, and at all subsequent meetings at which directors are to be elected, the holders of shares of Cumulative Preferred Stock and any other Preferred Stock, voting as a separate class, will be entitled to elect the smallest number of additional directors that, together with the two directors which such holders in any event will be entitled to elect, constitutes a majority of the total number of directors of the Company as so increased. The terms of office of the persons who are directors at the time of that election will continue. If the Company thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding shares of Cumulative Preferred Stock and any other Preferred Stock for all past Dividend Periods, the additional voting rights of the holders of shares of Cumulative Preferred Stock and any other Preferred Stock as described above will cease, and the terms of office of all of the additional directors elected by the holders of shares of Cumulative Preferred Stock and any other Preferred Stock (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of shares of Cumulative Preferred Stock and any other Preferred Stock have the right to elect in any event) will terminate immediately and automatically.

            (c) So long as any shares of Cumulative Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the holders of at least a majority of the shares of Cumulative Preferred Stock and of all other series of the Preferred Stock similarly entitled to vote upon the matters specified in this paragraph, at the time outstanding, voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                  (1) Any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any of the provisions of the Restated Certificate of Incorporation, or of the by-laws, of the Corporation, which amend, alter or change the voting powers, preferences or special rights set forth in the Restated Certificate of Incorporation of the holders of shares of Cumulative Preferred Stock so as to affect them adversely; provided, however, that the amendment of the provisions of the Restated Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class or series ranking on a parity with the Cumulative Preferred Stock and all such other series of the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of Preferred Stock; and provided further, however, that if any such amendment, alteration or appeal would affect adversely any voting powers, preferences or special rights of the holders of shares of Cumulative Preferred Stock that are not enjoyed by some or all of the holders of other series otherwise entitled to vote in accordance with this paragraph, the vote or consent of the holders of at least a majority of the shares of Cumulative Preferred Stock and of all other series similarly affected, similarly given, shall be required in lieu of the vote or consent of the holders of at least a majority of the shares of Cumulative Preferred Stock and of all other series of the Preferred Stock otherwise entitled to vote in accordance with this paragraph; and provided further, that the Corporation shall notify Moody's ten Business Days prior to any such vote described in this paragraph;

                  (2) The merger or consolidation of the Corporation with or into any other corporation, unless the surviving or resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to Cumulative Preferred Stock in the distribution of its assets on liquidation, dissolution or winding up or in the payment of dividends, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of shares of Cumulative Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same voting powers, preferences and special rights, of the surviving or resulting corporation;

      provided, however, that no such consent of the holders of shares of Cumulative Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when such authorization, creation or increase in the authorized amount of any such prior shares of convertible securities is to be made or when such consolidation or merger is to take effect, provision is made for the redemption of all shares of Cumulative Preferred Stock at the time outstanding.

            (d) Right to Vote with Respect to Certain Other Matters: (i) Unless a higher percentage is provided for under the Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase "vote of the holders of a majority of the outstanding shares of Preferred Stock" shall have the meaning set forth in the 1940 Act.

            (ii) Notwithstanding the foregoing, and except as otherwise required by the 1940 Act, (i) holders of outstanding shares of the Cumulative Preferred Stock will be entitled as a class, to the exclusion of the holders of all other securities, including other Preferred Stock, Common Stock and other classes of capital stock of the Corporation, to vote on matters affecting the Cumulative Preferred Stock that do not materially adversely affect any of the rights of holders of such other securities, including other Preferred Stock, Common Stock and other classes of capital stock and (ii) holders of outstanding shares of Cumulative Preferred Stock will not be entitled to vote on matters affecting any other Preferred Stock that do not materially adversely affect any of the rights of holders of the Cumulative Preferred Stock.

            (e) The class vote of holders of shares of Preferred Stock, including Cumulative Preferred Stock, described above will be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including Cumulative Preferred Stock, voting together as a single class, necessary to authorize the action in question.

            (f) In the event a vote of holders of shares of Cumulative Preferred Stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify Moody's of the result of such vote.

            (g) The foregoing voting provisions will not apply to any shares of Cumulative Preferred Stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been (i) redeemed or (ii) called for redemption and sufficient Deposit Securities provided to the Dividend-Paying Agent to effect such redemption.

      8. Coverage Tests:

            (a) Determination of Compliance: For so long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall make the following determinations:

                  (i) Asset Coverage: The Corporation shall maintain, as of the last Business Day of each March, June, September and December of each year in which any shares of Cumulative Preferred Stock are outstanding, the Asset Coverage.

                  (ii) Basic Maintenance Amount Requirement:

                        (A) For so long as any shares of Cumulative Preferred
                  Stock are outstanding, the Corporation shall maintain, on each Valuation Date, a Portfolio Calculation at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain the required Portfolio Calculation, the Corporation shall use its best efforts to reattain a Portfolio Calculation at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

                        (B) The Corporation shall prepare a Basic Maintenance
                  Report relating to each Valuation Date. On or before 5:00 p.m., New York City time, on the fifth Business Day after the first Valuation Date following the Date of Original Issue of the Cumulative Preferred Stock and after such (A) Quarterly Valuation Date, (B) Valuation Date on which the Corporation fails to satisfy the requirements of Section 8(a)(ii)(A) above, (C) Basic Maintenance Amount Cure Date following a Valuation Date on which the Corporation fails to satisfy the requirements of Section 8(a)(ii)(A) above and (D) Valuation Date and any immediately succeeding Business Day on which the Portfolio Calculation exceeds the Basic Maintenance Amount by 5% or less, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report, which will be deemed to have been delivered to Moody's if Moody's receives a copy or telecopy, telex or other electronic transcription setting forth at least the Portfolio Calculation and the Basic Maintenance Amount each as of the relevant Valuation Date and on the same day the Corporation mails to Moody's for delivery on the next Business Day the full Basic Maintenance Report. The Corporation also shall provide Moody's with a Basic Maintenance Report relating to any other Valuation Date on Moody's specific request. A failure by the Corporation to deliver a Basic Maintenance Report under this Section 8(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating a Portfolio Calculation less than the Basic Maintenance Amount, as of the relevant Valuation Date.

                        (C) Within ten Business Days after the date of delivery
                  to Moody's of a Basic Maintenance Report in accordance with
                  Section 8(a)(ii)(B) above relating to a Quarterly Valuation Date, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report and any other Basic Maintenance Report, randomly selected by the Independent Accountants, that was prepared by the Corporation during the quarter ending on such Quarterly Valuation Date. Also, within ten Business Days after the date of delivery to Moody's of a Basic Maintenance Report in accordance with
                  Section 8(a)(ii)(B) above relating to a Valuation Date on which the Corporation fails to satisfy the requirements of
                  Section 8(a)(ii)(A) and any Basic Maintenance Amount Cure Date, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report. If any Accountant's Confirmation delivered pursuant to this Section 8(a)(ii)(C) shows that an error was made in the Basic Maintenance Report for such Quarterly Valuation Date, or shows that a lower Portfolio Calculation was determined by the Independent Accountants, the calculation or determination made by such Independent Accountants shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend the Basic Maintenance Report to Moody's promptly following Moody's receipt of such Accountant's Confirmation.

                        (D) In the event the Portfolio Calculation shown in any
                  Basic Maintenance Report prepared pursuant to Section 8(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Corporation shall have until the Basic Maintenance Amount Cure Date to achieve a Portfolio Calculation at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Corporation shall inform Moody's of such achievement in writing by delivery of a revised Basic Maintenance Report showing a Portfolio Calculation at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report, together with an Officers' Certificate to such effect.

                        (E) On or before 5:00 p.m., New York City time, on the
                  third Business Day after 100,000 shares of Common Stock are repurchased by the Corporation, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report as of the close of business on such date that Common Stock is repurchased. A Basic Maintenance Report delivered as provided
                  Section 8(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this Section 8(a)(ii)(E).

            (b) Failure to Meet Asset Coverage: If the Asset Coverage is not satisfied as provided in Section 8(a)(i) hereof and such failure is not cured as of the related Asset Coverage Cure Date, the Corporation shall give a Notice of Redemption as described in Section 6 hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock to enable it to meet the requirements of Section 8(a)(i) above, and, at the Corporation's discretion, such additional number of shares of Cumulative Preferred Stock in order that the "asset coverage" of a class of senior security which is stock, as defined in Section 18(h) of the 1940 Act, of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock is up to 225%, and deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock to be redeemed, as contemplated by Section 6(b) hereof.

            (c) Failure to Maintain a Portfolio Calculation At Least Equal to the Basic Maintenance Amount: If a Portfolio Calculation for Moody's at least equal to the Basic Maintenance Amount is not maintained as provided in Section 8(a)(ii)(A) above and such failure is not cured by the related Basic Maintenance Amount Cure Date, the Corporation shall give a Notice of Redemption as described in Section 6 hereof with respect to the redemption of a sufficient number of shares of Cumulative Preferred Stock to enable it to meet the requirements of Section 8(a)(ii)(A) above, and, at the Corporation's discretion, such additional number of shares of Cumulative Preferred Stock in order that the Portfolio Calculation exceeds the Basic Maintenance Amount of the remaining outstanding shares of Cumulative Preferred Stock and any other Preferred Stock by up to 10%, and deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Cumulative Preferred Stock to be redeemed, as contemplated by Section 6(b) hereof.

            (d) Status of Shares Called for Redemption: For purposes of determining whether the requirements of Sections 8(a)(i) and 8(a)(ii)(A) hereof are satisfied, (i) no share of the Cumulative Preferred Stock shall be deemed to be outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Securities to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Paying Agent and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Securities deposited with the Dividend-Paying Agent shall not be included in determining whether the requirements of Sections 8(a)(i) and 8(a)(ii)(A) hereof are satisfied.

      9. Certain Other Restrictions:

            (a) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation will not (i) knowingly and willfully purchase or sell a portfolio security for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Portfolio Calculation as of the date of the purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Portfolio Calculation exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation's portfolio securities in a manner reasonably expected to reduce the Portfolio Calculation, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Portfolio Calculation exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any shares of Common Stock or repurchase any shares of Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continues to satisfy the requirements of Section 8(a)(ii)(A) hereof.

            (b) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall not (a) acquire or otherwise invest in (i) future contracts or (ii) options on futures contracts, (b) engage in reverse repurchase agreements, (c) engage in short sales, (d) overdraw any bank account, (e) write options on portfolio securities other than call options on securities held in the Corporation's portfolio or that the Corporation has an immediate right to acquire through conversion or exchange of securities held in its portfolio, or (f) borrow money, except for the purpose of clearing and/or settling transactions in portfolio securities (which borrowings shall under any circumstances be limited to the lesser of $50,000,000 and an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings and which borrowings shall be repaid within 60 days and not be extended or renewed), unless in any such case, the Corporation shall have received written confirmation from Moody's that such investment activity will not adversely affect Moody's then current rating of the Cumulative Preferred Stock. Furthermore, for so long as the Cumulative Preferred Stock is rated by Moody's, unless the Corporation shall have received the written confirmation from Moody's referred to in the preceding sentence, the Corporation may engage in the lending of its portfolio securities only in an amount of up to 5% of the Corporation's total assets, provided that the Corporation receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current Market Value of the loaned securities and, if invested, is invested only in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value. In determining the Portfolio Calculation, the Corporation shall use the Moody's Discount Factor applicable to the loaned securities rather than the Moody's Discount Factor applicable to the collateral.

            (c) For so long as the Cumulative Preferred Stock is rated by Moody's, the Corporation shall not consolidate the Corporation with, merge the Corporation into, sell or otherwise transfer all or substantially all of the Corporation's assets to another entity or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to Moody's.

      10. Termination of Rating Agency Guidelines:

            (a) The Board of Directors may determine that it is not in the best interests of the Corporation to continue to comply with the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's, in which case the Corporation will no longer be required to comply with any of the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's, provided that (i) the Corporation has given the Dividend-Paying Agent, Moody's and holders of the Cumulative Preferred Stock at least 20 calendar days written notice of such termination of compliance, (ii) the Corporation is in compliance with the provisions of Sections 8(a)(i), 8(a)(ii) and 8(c) hereof at the time the notice required in clause (i) hereof is given and at the time of the termination of compliance with the provisions of Sections 8(a)(ii) and 8(c) with respect to Moody's, (iii) at the time the notice required in clause (i) hereof is given and at the time of termination of compliance with the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's the Cumulative Preferred Stock is listed on The New York Stock Exchange or on another exchange registered with the Securities and Exchange Commission as a national securities exchange and (iv) at the time of termination of compliance with the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's, the cumulative cash dividend rate payable on a share of the Cumulative Preferred Stock pursuant to Section 4 hereof shall be increased by .375% per annum.

            (b) On the date that the notice is given in Section 10(a) above and on the date that compliance with the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's is terminated, the Corporation shall provide the Dividend-Paying Agent and Moody's with an Officers' Certificate as to the compliance with the provisions of Section 10(a) hereof, and the provisions of Sections 8(a)(ii) and 8(c) hereof with respect to Moody's shall terminate on such later date and thereafter have no force or effect.

      11. Other Rights: The shares of Cumulative Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Certificate of Incorporation of the Corporation.

      12. Restatement of Certificate: Upon any further restatement of the Restated Certificate of Incorporation of the Corporation, Sections 1 through 11 of this Certificate of Designations shall be included in Article Fourth of the Restated Certificate of Incorporation, immediately after the third full paragraph, and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 11 may be changed for convenience of reference or for any other proper purpose."

            IN WITNESS WHEREOF, GENERAL AMERICAN INVESTORS COMPANY, INC. has caused this certificate to be signed by Eugene DeStaebler, Jr., its Vice-President, Administration, this __ day of June, 1998.

                                          GENERAL AMERICAN INVESTORS
                                          COMPANY, INC.


                                          By:
                                              --------------------------